EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET ANNOUNCES EXPANSION OF BANK OF AMERICA MERRILL LYNCH CREDIT FACILITY TO $75 MILLION

Term extended to 2018

LOS ANGELES – (August 14, 2013) – Sport Chalet (Nasdaq: SPCHA, SPCHB) ), a premier, full service specialty sporting goods retailer, today announced that it has amended its existing credit facility with Bank of America Merrill Lynch, increasing the facility to $75 million and extending its term. The amendment to the credit facility was entered into on August 8, 2013, and will mature in August 2018. It replaces the Company’s existing $65 million facility, which was scheduled to mature in October 2014.

The expanded facility will continue to be used to finance inventory and other working capital requirements as well as capital expenditures in support of the Company’s growth plans.

“We are very pleased with our expanded credit facility and appreciate Bank of America Merrill Lynch’s continued support,” said Howard Kaminsky, Sport Chalet’s Chief Financial Officer. “The additional commitment provides us with enhanced liquidity and financing flexibility. With this facility in place, we are well positioned to execute our plan.”

Jeff McLane, president of Bank of America Business Capital, said, “Bank of America Merrill Lynch and Sport Chalet have had a strong relationship for many years, and we are pleased to maintain that commitment as Sport Chalet continues to grow. This increased credit facility is a great example of how Bank of America Merrill Lynch is focused on helping leading companies meet their financial goals.”

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.